Exhibit 99.1

Company:	Jack Henry & Associates, Inc.	Analyst Contact:	Kevin D. Williams
	663 Highway 60, P.O. Box 807		Chief Financial Officer
	Monett, MO 65708		(417) 235-6652

		Press Contact:	Jessica Randall
Corporate Communications Manager
(704) 357-0298

Jack Henry & Associates Announces Strategic Partnerships with First Data and PSCU
-- Relationships enhance existing credit and debit card suite, respond to demand for full-service processing, enhanced fraud monitoring, and sophisticated analytics --

MONETT, Mo., May 4, 2017 - Jack Henry & Associates, Inc. (NASDAQ:JKHY) is a leading provider of technology solutions and payment processing services primarily for the financial services industry. Today the company announced it has entered into a strategic services agreement with First Data® (NYSE: FDC) - the global leader in payment technology and services solutions - and PSCU® - the nation’s leading credit union service organization - to further expand the credit and debit card platform offered to financial institutions by its JHA Card Processing Solutions™ group.
Jack Henry & Associates has provided competitive card processing products and services for more than 25 years and continually seeks new ways to enhance its systems to better meet the demands of its client base and consumers. Through this agreement with First Data and PSCU, Jack Henry & Associates will further enhance the capabilities of its card platform by providing credit, debit, and ATM card processing; enhanced data analytics; sophisticated dashboards; enhanced fraud monitoring; flexible rewards and loyalty programs; access to the preferred STAR® Network; and other features. The new combined services will allow Jack Henry & Associates to provide full-service credit and debit card processing to all existing core bank and credit union clients on a single platform, as well as expand its card processing platform to financial institutions outside the JHA core client base.
David Foss, President and CEO of Jack Henry & Associates, stated “This agreement demonstrates our commitment to developing sound relationships that keep our clients competitive and their cardholders happy. After careful due diligence, we are confident that First Data and PSCU are the partners we want as we invest in the future of our credit and debit card platforms. Our financial institution clients can now enjoy expanded card processing solutions while continuing to reap the benefits of full integration and the superior service they expect from Jack Henry & Associates.”
As part of the agreement, First Data, a global leader in commerce-enabling technology, will enhance the JHA Card Processing Solutions suite. Backed by its expertise as a technology partner to more than 4,000 financial institutions, First Data will provide JHA Card Processing Solutions with a consolidated platform for debit and credit processing, fraud detection, risk management, card personalization and mailing services, and automation tools. Additionally, Jack Henry & Associates will become a referral partner for First Data’s STAR® Network, one of the leading debit networks in the United States.
“Building on a relationship with PSCU spanning more than two decades, First Data is proud to also partner with Jack Henry & Associates to deliver comprehensive technology solutions to the financial institutions that work with Jack Henry every day,” said Frank Bisignano, Chairman and CEO of First Data. “Over the past several years, First Data has invested in building out our enterprise solutions for financial institutions, and this strategic partnership allows us to deliver innovative tools to an expanded portfolio of financial institutions and STAR® Network clients.”
PSCU will provide card processing services and expand Jack Henry & Associates’ suite by providing enhanced data analytics, fraud protection and monitoring, consumer loyalty products, and an enhanced

Exhibit 99.1

centralized back office management portal allowing institutions to drive operational efficiency. The relationship will facilitate deeper product and core integration than what is already in place between Jack Henry & Associates and PSCU, as well as the co-development of technology for a more streamlined user experience.
“PSCU is looking forward to working with JHA Card Processing Solutions to help them deliver a best-in-class user experience to their clients using PSCU’s industry-leading solutions,” said Chuck Fagan, PSCU President and CEO. “This collaboration adds scale and synergies that will benefit Jack Henry & Associates’ payments clients.”
About First Data
First Data (NYSE: FDC) is a global leader in commerce-enabling technology and solutions, serving approximately six million business locations and 4,000 financial institutions in more than 100 countries around the world. The company’s 24,000 owner-associates are dedicated to helping companies, from start-ups to the world’s largest corporations, conduct commerce every day by securing and processing more than 2,800 transactions per second and $2.2 trillion per year.
About PSCU
Established in 1977, PSCU (St. Petersburg, Fla.) is the nation's leading credit union service organization (CUSO). The company was recognized as CUSO of the Year in 2016 by the National Association of Credit Union Service Organizations. PSCU’s products, financial services solutions and service model collectively support over 850 Owner credit unions representing more than 20 million credit, debit, prepaid, online bill payment and mobile accounts; protect over 2 billion transactions annually from fraud; and optimize credit union performance and growth. Comprehensive 24/7/365 member support is delivered through call centers located throughout the United States. For more information, visit www.pscu.com.
About Jack Henry & Associates, Inc.
Jack Henry & Associates, Inc. (NASDAQ:JKHY) is a leading provider of technology solutions and payment processing services primarily for the financial services industry. Its solutions serve more than 10,000 customers nationwide, and are marketed and supported through three primary brands. Jack Henry Banking® supports banks ranging from community banks to multi-billion dollar institutions with information processing solutions. Symitar® is a leading provider of information processing solutions for credit unions of all sizes. ProfitStars® provides highly specialized products and services that enable financial institutions of every asset size and charter, and diverse corporate entities to mitigate and control risks, optimize revenue and growth opportunities, and contain costs. Additional information is available at www.jackhenry.com.